Exhibit 99.1

CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION TO PROVIDE UPDATE ON BUSINESS TRANSFORMATION AT UPCOMING INVESTOR CONFERENCES

ELYRIA, Ohio - September 12, 2016 - Invacare Corporation (NYSE: IVC) will update investors on the transformation of its business at investor conferences in New York City this week. Since 2015, the company has been undergoing a transformative shift in strategy to increasingly focus on products and solutions for complex clinical situations. Investors will hear more about the company’s strategic direction, achievements in the first phase of change, and long-term earnings potential. The company’s presentation will be simultaneously webcast, and its updated investor presentation now is available on the company’s website at www.invacare.com/investorrelations.

“As with any transformation, the renovation of this great company requires interim changes that will be good for the long-term outcome of the business. There are certain parts of the business that currently do not contribute at a level needed for the long-term, and we are working on an orderly remixing of that business. We expect interim periods of reduced sales, as well as some variability in other key performance metrics before our investments in commercial, quality and technical areas become fully accretive. As we move forward, we want to provide shareholders with additional insights into the long-term destination and the journey to get there. Our vision is to be the best perceiver of clinical needs in the post-acute care market. With the right technical, supply chain and commercial execution, we expect our transformation to return Invacare to sustainable attractive growth and earnings performance,” said Matthew E. Monaghan, chairman, president and chief executive officer.

WEBCAST INFORMATION
On Tuesday, September 13, 2016, at 12:30 p.m., Mr. Monaghan will present at CL King’s 14th Annual Best Ideas Conference at the Omni Berkshire Place Hotel in New York. The live webcast of the presentation will be available at http://wsw.com/webcast/clk14/ivc, and it will be accessible for replay for 90 days following the conference.

On Wednesday, September 14, 2016, at 1:35 p.m., Mr. Monaghan will present at the Morgan Stanley 2016 Global Healthcare Conference at the Grand Hyatt in New York. The live webcast of the presentation will be available at
https://cc.talkpoint.com/morg007/091216a_ae/?entity=75_ESTT4X1, and it will be accessible for replay for 180 days following the conference.

ABOUT INVACARE
Invacare Corporation (NYSE: IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 4,700 associates and markets its products in approximately 100 countries around the world. For more information about the company and its products, visit Invacare’s website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,”

“intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: adverse effects of the company’s consent decree of injunction with the U.S. Food and Drug Administration (FDA), including but not limited to, compliance costs, limitations on the production and/or distribution of the company's products, inability to bid on or win certain contracts, unabsorbed capacity utilization, including fixed costs and overhead, or limitations on the company’s ability to design new power wheelchairs at its Corporate and Taylor Street facilities; any circumstances or developments that might delay or adversely impact the FDA's acceptance of the expert’s updated report on the remediation of specified design history files, FDA's acceptance of the third, most comprehensive expert certification audit report, FDA's acceptance of the company's own written report as required by the consent decree, or FDA's inspection of the company's quality systems at the Elyria, Ohio, facilities impacted by the consent decree, including any possible failure to comply with the consent decree or FDA regulations, requirement to perform additional remediation activities or further resultant delays in receipt of the written notification to resume operations; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations in the United States or abroad; adverse effects of regulatory or governmental inspections of company facilities at any time and governmental enforcement actions; product liability or warranty claims; product recalls, including more extensive recall experience than expected; the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks; exchange rate fluctuations, particularly in light of the relative importance of the company's foreign operations to its overall financial performance; legal actions, including adverse judgments or settlements of litigation or claims in excess of available insurance limits; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the continuing roll out of the Medicare National Competitive Bidding program); impacts of the U.S. Affordable Care Act of 2010 (such as, for example, the impact on the company of the excise tax on certain medical devices, and the company's ability to successfully offset such impact); ineffective cost reduction and restructuring efforts or inability to realize anticipated cost savings or achieve desired efficiencies from such efforts; delays, disruptions or excessive costs incurred in facility closures or consolidations; tax rate fluctuations; additional tax expense or additional tax exposures could affect the company's future profitability and cash flow; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risk of cybersecurity attack, data breach or data loss and/or delays in or inability to recover or restore data and IT systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; decreased availability or increased costs of materials which could increase the company's costs of producing or acquiring the company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt; provisions of Ohio law or in the company's debt agreements, charter documents or other agreements that may prevent or delay a change in control, as well as the risks described from time to time in the company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

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